Bond Labs Reports Profitable Q1 Results

OMAHA, NE – May 10, 2011 – (BUSINESS WIRE) – Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), a national provider of innovative and proprietary nutritional supplements for health conscious consumers, today announced results from operations for the first fiscal quarter of 2011. Total revenue for the three months ended March 31, 2011 increased 26% to approximately $3.0 million from $2.4 million for the three months ended March 31, 2010. Total revenue at the Company’s NDS Nutrition division increased an impressive 39.1% to $3.0 million for the three months ended March 31, 2011 from $2.1 million for the comparable period last year. Bond Labs recorded its first ever quarterly profit posting net income for the three months ended March 31, 2011 of $97,117 as compared to a net loss of $555,326 for the three months ended March 31, 2010.

“We are delighted to report both positive net income and record revenues for the first quarter of 2011,” stated Bond Laboratories CEO, John S. Wilson. “Revenue growth continues to be driven by our intensely brand-loyal customers and the new additions to NDS’ existing product lines. It is also largely due to an increase in the number of GNC franchised locations now carrying NDS products. We have added more than 250 new locations and introduced nine new products in just the last fifteen months. We continue to execute our strategy to drive revenue and profitability and remain very excited for the long-term growth prospects for the business.”

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

Mr. Warren Rothaus

410-833-0078

Source: Bond Laboratories, Inc.